Forward Funds

Response to Item 77D

SUB-ITEM 77D: Policies With Respect to Security Investments

1.

Forward Global Credit Long/Short Fund

Effective January 17, 2012, the Fund’s “Principal Investment Strategies” were changed to clarify that the Fund normally limits its net (long and short) exposure to any one country to no more than 35% of the Fund’s net assets at the time of purchase, and the Fund normally limits its net (long and short) exposure to any one issuer to no more than 5% of the Fund’s net assets at the time of purchase the Fund. These changes are further described in the January 17, 2012 supplement to the Fund’s then-current Class C and Class M prospectus as filed with the Securities and Exchange Commission via EDGAR on January 17, 2012 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-12-013367). Such descriptions are incorporated herein by reference.

Effective May 1, 2012, the Fund’s “Principal Investment Strategies” were changed in order to allow the Fund to invest at least 80% of its net assets plus borrowings for investment purposes, if any, in a portfolio of fixed income securities. The change also allows the Fund to operate as a non-diversified investment company, which means that it may invest a larger percentage of its assets in the securities of a smaller number of issuers than a diversified company. These changes are further described in the March 8, 2012 supplement to the Fund’s then-current prospectuses as filed with the Securities and Exchange Commission via EDGAR on March 8, 2012 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-12-102958). Such descriptions are incorporated herein by reference.

2.

Forward Income Builder Fund

Effective May 1, 2012 the Forward Income Allocation Fund changed its name to the Forward Income Builder Fund. In connection with this name change, the Fund’s “Principal Investment Strategies” were changed in order to allow the Fund to invest in global real estate, infrastructure, dividend-oriented strategies, and preferred securities. The Fund’s equity investments will focus principally on income producing equity securities. The Fund’s advisor uses an asset allocation strategy designed to provide income to investors with a lower risk tolerance by allocating the Fund’s investments to income producing assets that are exhibiting a statistically higher yield relative to other income producing assets while also managing the volatility of the Fund.  These changes are further described in the May 1, 2012 prospectuses for the Fund as filed with the Securities and Exchange Commission via EDGAR on April 30, 2012 pursuant to Rule 485(b) under the Securities Act of 1933  (Accession No. 0001193125-12-195746). Such descriptions are incorporated herein by reference.